Exhibit 99.1

FOR IMMEDIATE RELEASE

Genoptix Contacts:
Marcy Graham	Sarah Thailing
Sr. Director, Investor Relations	Principal
Genoptix, Inc.	Wordanista
760-930-7150	619-255-7337
investorrelations@genoptix.com	sarah@wordanista.com

GENOPTIX REPORTS CONTINUED STRONG GROWTH FOR THE THIRD QUARTER AND FIRST

NINE MONTHS OF 2009

Company Reports Record Quarter With Revenues Of More Than $50 Million

CARLSBAD, Calif. – November 5, 2009 - Genoptix, Inc. (NASDAQ: GXDX), a specialized laboratory services provider, today reported revenues of $50.8 million for the third quarter of 2009, which includes a $4.4 million benefit from changes in accounting estimates resulting primarily from strong cash collections related to prior period revenue. Third quarter revenue increased 58% over revenue of $32.1 million for the comparable period in 2008, which included a $2.5 million benefit from changes in accounting estimates.

“Our performance in the third quarter was the product of exceptional execution, reflected by the increase in sales and new customer acquisitions, even during what is typically the slower summer vacation season,” said Tina S. Nova, Ph.D., President and CEO of Genoptix. “By the end of September we were servicing approximately 1,300 community physicians across the country and managing more than 14,700 patient cases, an increase of approximately 45% from the number of cases managed during the same period in 2008.”

Gross profit for the third quarter of 2009 was $32.4 million, or 64% of revenues, up from $19.8 million, or 62% of revenues, for the third quarter of 2008. Operating income for the third quarter of 2009 was $16.4 million, or 32% of revenues, compared to operating income of $8.6 million, or 27% of revenues, for the same period in 2008.

Net income was $9.5 million for the third quarter of 2009, or $0.53 diluted earnings per share (EPS), based on 18.0 million weighted average common shares outstanding and a tax rate of 43%. This compares to net income of $15.4 million for the third quarter of 2008, or EPS of $0.87, based on 17.8 million weighted average common shares outstanding, which would have been reduced by $0.57 if taxed at the comparable rate of 43%.

As of September 30, 2009, the Company’s total cash, cash equivalents and investment securities were $141.9 million. Cash generated from operations was $14.0 million for the third quarter of 2009, with days sales outstanding of 51 days, as compared to 56 days at the end of the third quarter of 2008.

2009 Year-To-Date Performance

Revenues for the first nine months of 2009 totaled $135.3 million, including a $6.4 million benefit from changes in accounting estimates resulting primarily from strong cash collections related to revenue from prior years. This is an increase of 65% over revenues of $82.2 million for the comparable period in 2008, which included a $2.2 million benefit from changes in accounting estimates.

Gross profit for the first nine months of 2009 was $84.7 million, or 63% of revenues, up from $49.5 million, or 60% of revenues, for the first nine months of 2008. Operating income for the first nine months of 2009 was $39.9 million, or 30% of revenues, compared to operating income of $17.9 million, or 22% of revenues, for the same period in 2008.

Net income was $23.3 million for the first nine months of 2009, or EPS of $1.30, based on 17.9 million weighted average common shares outstanding and a tax rate of 44%. This compares to net income of $26.0 million for the first nine months of 2008, or EPS of $1.48, which would have been reduced by $0.84 if taxed at the comparable rate of 44%.

For the first nine months of 2009, cash generated from operations was $33.6 million, while purchases of capital equipment for the same period totaled $3.2 million. Bad debt expense for the first nine months of 2009 was 2% of revenue, as compared to 3% for the same period in 2008.

“It was another quarter of solid performance as we continued to fine-tune our operations and drive new business while maintaining our signature high-quality service offering,” said Sam Riccitelli, Genoptix EVP and COO. “We made great progress on our hiring initiatives, ending the third quarter with 34 hematopathologists on staff with our Cartesian Medical Group, and 67 sales representatives in the field. The outstanding productivity of these groups has allowed us to revise our hiring plan through the close of 2009, which we now expect to end with the 34 physicians currently on staff, adding more at the start of 2010. Our sales team is expected to expand to approximately 85 field representatives by the end of the year, with additional sales staff to come as the new year begins.”

Performance Outlook

Recognizing the strength of our collection efforts and financial results in the third quarter, Genoptix expects revenues for the full-year 2009 of approximately $180 million with full-year gross margins of approximately 60%.

Operating margins for 2009 are expected to be in the mid- to high-twentieth percentile, with net income of approximately $29 million, up from prior estimates of approximately $25 million. Diluted EPS for the full-year 2009 is now expected to be approximately $1.60, increasing from a prior range of $1.40 to $1.45, on about 18.0 million shares. This assumes a tax rate of approximately 44%, down from initial estimations of 45%.

Based on continued infrastructure expansion and implementation of its strategic plan, the Company projects capital expenditures of $8.5 million for the full-year 2009, which includes approximately $4.5 million in maintenance capital. A planned laboratory expansion beginning this quarter is now expected to cost approximately $9.5 million, with approximately $4 million to be spent in 2009 and the remainder in the first half of 2010.

For 2010, revenues are expected to grow to approximately $235 million. The Company intends to provide more detailed guidance in February when reporting results for the fourth quarter and full-year 2009.

Conference Call Information

A conference call will take place on Thursday, November 5, 2009, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), hosted by President and CEO, Tina S. Nova, Ph.D., and other members of senior management. To access the live conference call via phone, dial 866-318-8620 in the U.S. or Canada and 617-399-5139 for international callers. Please specify to the operator that you would like to join the “Genoptix Third Quarter 2009 Earnings Conference Call.” The participant code for the call is 65066785. If you are unable to listen to the live webcast, a replay of the call will be available through Thursday, November 12, 2009. Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 internationally and entering the reservation number 62495576.

The conference call will also be webcast live on the “Investors” section of the Genoptix website at www.genoptix.com. Please connect to the Genoptix website several minutes prior to the start of the webcast to ensure adequate time for any software download that may be necessary. If you are unable to listen to the live webcast, a replay will be available through Thursday, December 5, 2009.

About Genoptix, Inc.

Genoptix is a specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to community-based hematologists and oncologists. Genoptix is headquartered in Carlsbad, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the Company’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the value of the Company’s services, the Company’s ability to provide high quality services and facilitate personalized medicine, the success of the Company’s business model, improving case volumes, increasing revenues, customer adoption and growth, the Company’s capacity to manage and support future growth and ability to expand its business, hire additional personnel and consistently provide specialized, personalized and comprehensive diagnostic services, the Company’s growth prospects and ability to capture additional market share in the U.S., estimated effective tax rates and the Company’s financial guidance for 2009 and 2010. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause the Company’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from the results predicted include, without limitation, commercial and governmental reimbursement decisions, compliance and regulatory risks, financial risks, the Company’s ability to hire personnel and manage its growth and the competitive landscape within our industry. These and other risks and uncertainties are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and most recent Quarterly Report on Form 10-Q and subsequent filings with the United States Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

[Financial tables follow]

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues	$50,807	$32,087	$135,294	$82,210
Cost of revenues	18,402	12,282	50,603	32,663

Gross profit	32,405	19,805	84,691	49,547
Operating expenses:
Sales and marketing	8,217	5,098	22,538	14,529
General and administrative	7,287	5,786	21,168	16,091
Research and development	522	333	1,049	1,003

Total operating expenses	16,026	11,217	44,755	31,623

Income from operations	16,379	8,588	39,936	17,924
Interest and other income	334	650	1,268	2,302

Income before income taxes	16,713	9,238	41,204	20,226
Income tax expense (benefit)	7,251	(6,190)	17,926	(5,780)

Net income	$9,462	$15,428	$23,278	$26,006

Net income per share:
Basic	$0.55	$0.93	$1.38	$1.59

Diluted	$0.53	$0.87	$1.30	$1.48

Shares used to compute net income per share:
Basic	17,089	16,535	16,909	16,336

Diluted	17,965	17,754	17,892	17,616

GENOPTIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,865	$38,108
Short-term investment securities	117,922	64,830
Accounts receivable, net	23,529	15,604
Deferred tax asset	4,735	4,707
Other current assets	2,754	2,179

Total current assets	168,805	125,428
Property and equipment, net	12,759	12,189
Long-term investment security	3,883	3,775
Long-term deferred tax asset	2,347	2,510
Restricted cash	270	360
Other long-term assets	350	183

Total assets	$188,414	$144,445

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$9,509	$6,580
Accrued compensation	7,558	3,006
Income tax payable	95	—
Deferred revenues	1,119	365
Deferred rent	301	241

Total current liabilities	18,582	10,192
Long-term deferred rent	1,766	1,955
Other long-term liabilities	300	79

Stockholders’ equity:
Preferred stock	—	—
Common stock	17	17
Additional paid-in capital	155,476	143,616
Treasury stock	(11)	—
Accumulated other comprehensive loss	(354)	(774)
Accumulated earnings (deficit)	12,638	(10,640)

Total stockholders’ equity	167,766	132,219

Total liabilities and stockholders’ equity	$188,414	$144,445

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2009	2008
Operating activities:
Net income	$23,278	$26,006
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,583	878
Provision for doubtful accounts	2,240	2,280
Stock-based compensation expense	7,306	5,156
Excess tax benefits from stock-based compensation awards	(3,403)	(118)
Amortization of premium (discount) on investment securities, net	458	(163)
Deferred taxes	(29)	(9,519)
Realized loss on sale of investment	—	66
Loss (gain) on sale of property and equipment	6	(10)
Changes in operating assets and liabilities:
Accounts receivable	(10,165)	(9,629)
Other current and long-term assets	(713)	(50)
Accounts payable and accrued expenses	2,922	3,075
Accrued compensation	4,552	2,443
Income taxes	3,756	2,897
Deferred revenues	754	(37)
Deferred rent	43	149

Net cash provided by operating activities	33,588	23,424

Investing activities:
Purchase of property and equipment	(3,240)	(6,961)
Proceeds from sales of property and equipment	—	21
Purchase of investment securities	(120,508)	(103,605)
Proceeds from sales and maturities of investment securities	67,434	58,100
Purchase of intangibles	(150)	—
Change in restricted cash	90	(360)

Net cash used in investing activities	(56,374)	(52,805)

Financing activities:
Proceeds from issuance of common stock, net	1,151	1,177
Excess tax benefits from stock-based compensation awards	3,403	118
Costs paid in connection with public offerings	—	(764)
Repurchase of common stock	(11)	—
Proceeds from exercise of warrants	—	35

Net cash provided by financing activities	4,543	566

Net decrease in cash and cash equivalents	(18,243)	(28,815)
Cash and cash equivalents at beginning of period	38,108	50,624

Cash and cash equivalents at end of period	$19,865	$21,809

Supplemental information:
Income taxes paid	$14,222	$842

Interest paid	$—	$5

Non-cash investing and financing activities:
Unrealized gain on investment securities, net	$584	$1,342

Capitalized tenant improvement allowance	$—	$1,285

Change in accrued purchases of property and equipment	$69	$248